EXHIBIT 3.1



                          CERTIFICATE OF INCORPORATION
                                       OF
                     Innovative Product Opportunities Inc.

FIRST:   The name of the corporation shall be Innovative Product Opportunities
         Inc.

SECOND: Its registered office in the State of Delaware is located 3500 S. Dupont Highway, In the city of Dover, County of Kent, Zip Code 19900 and its registered agent at such address is: Incorporating Services, Ltd.

THIRD: The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares which the corporation shall have authorize to issue is: 500,000,000 shares of Common with a par value of $.0001 and 1,000,000 shares of blank check preferred with a par value of $0.001.

FIFTH: The name address of the incorporator is Doug C. Clark, P.O. Box 88077, 7235 Bellshire Gate, Mississauga, Canada L5N 8M1

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal by by-laws.

SEVENTH:.No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law,
         (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
         (iii) pursuant to Section 174 of the Delaware General Corporation
         Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH: The Corporation shall have the right to Indemnify any and all directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 3rd day of April, 2009


                                   BY:/s/ Doug C. Clark
                                ----------------------------
                                       Doug C. Clark
                                        Incorporator





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